Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Proclaims RIO a Runaway Success

RIO’s Performance Exceeds Expectations

Detroit, Michigan, April 26, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today provided an update of the initial deployment successes of RIO™ (ROSA Independent Observation).

RAD’s RIO was announced at a security industry trade show in September of 2022. Subsequently, the Company announced, ‘RIO Mini’, and now the Company is preparing production for its RIO ‘v2’ iteration.

The Company announced that 25 RIO units have been ordered for immediate deployment, of which 10 RIO units have been ordered by GXO. In February of 2023, GXO was identified as RAD’s largest client. Nine units are in the process of deployment, five are fully deployed and the balance are in the final stages of production and will be deployed upon completion.

“When we announced RIO, I anticipated great results,” said Steve Reinharz, CEO of AITX and RAD. “The product had a solid launch; several clients and dealers were very eager to get their hands on RIO. Although we’ve had to battle through various supply chain issues, these are starting to clear up. I am very pleased with the results from the first round of deployments and most importantly I’m thrilled with end user positive response and acceptance.”

RIO offers the marketplace two important benefits. The first is the performance of ROSA devices. Covered thoroughly at ROSA 3.x Responsive Observation Security Agent | Robotic Assistance Devices (RAD) (radsecurity.com), ROSA is award-winning and RAD’s best-selling device. The second critical differentiator is value pricing. RIO’s pricing competes favorably against the leading solar tower manufacturers.

“The combination of greater performance at attractive pricing gives RIO a serious edge on our competition,” stated Mark Folmer, CPP, FSyI, President of RAD. “The sales pipeline for RIO is highlighted by two expansion orders totaling 125 additional units. We are working to finalize these orders in the next 2 months in addition to all the regular RIO sales activities.”

“Since early last year, we have worked hard in expanding the usability and viability of where a ROSA can be deployed,” added Reinharz. “With RIO, we now can power ROSA via solar, with ROSA-P, we tap into existing light pole power. We really can place a ROSA just about anywhere.”

The Company expects to make additional announcements regarding RIO’s, other RAD security solutions and further sales updates.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz